Investor Contact:	Media Contact:
Justine E. Koenigsberg	Justin Jackson
ViaCell, Inc.	Burns McClellan
(617) 914-3494	(212) 213-0006 x327
jkoenigsberg@viacellinc.com	jjackson@burnsmc.com
FOR IMMEDIATE RELEASE
ViaCell Announces CB001 Phase I Results
Cambridge, MA (February 6, 2007) — ViaCell, Inc. (Nasdaq: VIAC) today announced results of its Phase I clinical trial evaluating its investigational umbilical cord blood transplant therapy, CB001. Transplantation with CB001 was generally well-tolerated. Data on clinical measures of engraftment in the trial were comparable to transplantation outcomes reported in published literature from standard transplants using blood from two umbilical cords. While the presence of CB001 was detected in some patients at earlier time points, chimerism from CB001 was not detected at 21-28 days post transplant. Chimerism, the presence of donor cells, is, by day 21-28, an indication of the potential ability of a transplant source to reconstitute a patient. Given these results and the shift in the treatment paradigm in transplant medicine from single cord to two cord transplants, ViaCell has made the decision not to advance CB001 in future clinical trials. As a result of the reduced clinical and development costs related to CB001, along with anticipated continued growth in its operating business, ViaCell expects to become cash flow positive in the first half of 2008.
“We are encouraged by the safety profile of CB001. Nonetheless, given the lack of chimeric contribution and because the results are consistent with the current clinical evolution of two cord transplants, we made the decision not to advance CB001 to a Phase II trial,” stated Marc D. Beer, President and Chief Executive Officer of ViaCell. “As a leader in cord blood preservation and research we have a strong platform of technology and scientific know-how, and we remain committed to continuing to apply innovation to make umbilical cord blood stem cells more valuable including in the area of hematopoiesis.”
CB001 is comprised of stem cells isolated from umbilical cord blood and expanded using ViaCell’s proprietary expansion technology. The Phase I clinical trial was primarily designed to evaluate safety in patients with advanced hematologic cancers in need of a hematopoietic stem cell transplant and who were unable to find a suitable bone marrow donor. Patients requiring this type of therapy typically have few therapeutic options. Patients participating in the study received CB001 plus a standard cord blood unit following full myeloablative therapy. Patients were followed for 100 days post-transplant. Ten patients received treatment in the study.
The study achieved its primary endpoint with no evidence of infusion toxicity related to CB001. Engraftment, based on neutrophil reconstitution was demonstrated in nine of ten patients. In the patients who achieved neutrophil recovery, the median time to engraftment was 24 days. This compares to published clinical trial data showing a median time to engraftment of 23 days when two umbilical cord blood grafts are transplanted. Published data from clinical trials using a single cord at comparable cell doses shows a median time to neutrophil engraftment of 27 days. Platelet recovery was demonstrated in seven of ten patients. The time to platelet recovery based on cumulative incidence was 54 days compared to published clinical trial data showing 97 days reported for dual cord transplants. Three of ten patients were positive for the presence of CB001 cells at day 7; however, there was no chimerism contribution from CB001 between days 21-28. Four of ten of patients experienced Grade III/IV acute graft-versus-host-disease, or GVHD, a common side effect in transplant medicine. This rate is within the range of rates reported in the literature to date for cord blood transplantation. Eight of ten patients were alive at day 100 post transplant.
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ViaCell Announces CB001 Phase I Results, Page 2
“We are committed to continuing to grow our operating business, advancing ViaCyte(SM) through a pivotal clinical trial, which, if successfully developed, will leverage our sales and marketing infrastructure, and working to advance our cord blood-derived cardiac program,” said Mr. Beer. “We are already generating cash flow within our ViaCord business and we anticipate continued growth in 2007. As a result, given our reduction in clinical and development costs related to CB001, we expect ViaCord’s contributions to the overall operation will allow us to turn cash flow positive in the first half of 2008.”
Conference Call and Webcast
ViaCell will host a conference call and live audio webcast with investment analysts today, February 6, 2007, at 9:00 a.m. Eastern Time to discuss the results of the CB001 Phase I clinical trial. To participate by telephone, dial (913) 981-5592. A live audio webcast can be accessed on the ViaCell web site at http://www.viacellinc.com within the Investor Information section.
A replay of this conference call will be available for two weeks, beginning February 6, 2007 at 12:00 p.m. Eastern Time by dialing (719) 457-0820 and using the access code 4577685. In addition, a replay of the webcast will be archived on the ViaCell website in the Investor Information section for approximately three months.
About ViaCell
ViaCell, Inc. is a biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company markets ViaCord®, a product offering through which families can preserve their baby’s umbilical cord blood at the time of birth for possible future medical use in treating over 40 diseases including certain blood cancers and genetic diseases. ViaCell also conducts research and development to investigate other potential therapeutic uses of umbilical cord blood-derived and adult-derived stem cells and on technology for expanding populations of these cells. ViaCell’s pipeline is focused in the areas of cancer, cardiac disease, diabetes and fertility. For more information about ViaCell, visit our website at http://www.viacellinc.com.
This press release contains forward-looking statements regarding the Company’s financial outlook, including the potential for growth in the ViaCord business and forecasts for achieving positive cash flow, and the Company’s plans for its development programs. These statements are based on management’s current expectations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. For example, the Company’s financial performance and its ability to achieve its expectations for growth and stated financial goals may be negatively affected by the impact of competition in the umbilical cord preservation industry, any changes in market acceptance for private cord blood banking, the impact of any potential adverse outcome in pending patent infringement litigation related to the cord blood preservation business, any unexpected material issues, delays or failures in the collection, processing or storage of umbilical cord blood by the Company or others in the industry, and by fluctuations in the level and timing of expenses, including as a result of difficulties or delays in the development of the Company’s product candidates, new licensing deals, collaborations, or other strategic efforts, adverse developments related to pending litigation or new lawsuits or any other unexpected events. The development of product candidates and product offerings like those being developed by ViaCell involves a high degree of risk. The success of the Company’s development programs and the potential for new products could be negatively impacted by a number of factors, including new data regarding the safety or efficacy of the Company’s product candidates or offerings, unexpected delays, technical or intellectual property hurdles, or unexpected concerns or requirements raised by regulatory authorities, institutional review boards or clinical trial sites. The Company’s long-term financial performance and growth is dependent on the Company’s ability to bring new products to the marketplace. Currently, the Company’s product candidates are at an early stage of development. There can be no assurance that the Company will be successful in its efforts to develop these or other products. For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
ViaCell® and ViaCord® are federally registered trademarks and ViaCyteSM is a service mark of ViaCell, Inc.
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